Exhibit 10.3

AMENDED AND RESTATED
EXECUTIVE SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT (the "Agreement"), made and entered into on the 1st day of March 2006, by and between Simmons First National Corporation (the "Company"), an Arkansas corporation, and Robert A. Fehlman (the "Executive").

R E C I T A L S:

The Company acknowledges that the Executive has significantly contributed to the growth and success of the Company and is expected to continue to do so. As a publicly held corporation, a Change in Control of the Company may occur with or without the approval of the Board of Directors of the Company ("Board"). The Board also recognizes that the possibility of such a Change in Control may contribute to uncertainty on the part of senior management resulting in distraction from their operating responsibilities or in the departure of senior management.

The Board believes that outstanding management is critical to advancing the best interests of the Company and its shareholders. It is essential that the management of the Company's business be continued with a minimum of disruption during any proposed bid to acquire the Company or to engage in a business combination with the Company. The Company believes that the objective of securing and retaining outstanding management will be achieved if certain of the Company's senior management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances.

The Company and Executive have agreed to certain amendments to the Executive Severance Agreement executed by the parties on June 7, 2001 and have executed this Agreement to implement such amendments.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1
TERM OF AGREEMENT

1.1 Term. This Agreement shall become effective as of the date on which it is executed by the Company (the "Effective Date"). The Agreement shall be effective for thirty-six months (36) and will automatically be extended for twelve (12) months as of each anniversary date of the Effective Date (the "Agreement Term") unless the Agreement Term is terminated by the Company, upon written notification to the Executive, within thirty (30) days before an anniversary date of the Effective Date, that the Agreement will terminate as of last day of the Agreement Term as in effect immediately prior to such anniversary date.

Unless the Company has effectively terminated this Agreement as prescribed above in this Section 1.1, in the event of a Change in Control, the Agreement Term shall be amended to twenty-four (24) months commencing upon the Change in Control Date and shall then expire at the end of such twenty-four (24) month period.

1.2 Change in Control, means if: (i) after the date of the Agreement, any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 25% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases are directors at the time the purchases are made); or (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor's board, within two years of the last of such transactions.

1.3 Control Change Date, means the date on which an event described in Section 1.2 occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

ARTICLE 2
TERMINATION OF EMPLOYMENT

2.1 General. Executive shall be entitled to receive Termination Compensation, as defined in Section 2.5, according to this Article if:

(a) the Executive's employment is involuntarily terminated as specified in Section 2.2, or

(b) the Executive voluntarily terminates employment as specified in Section 2.3.

2.2 Termination by the Company. (a) Executive shall be entitled to receive Termination Compensation (as described in Section 2.5) if during an Agreement Term, Executive's employment is terminated by the Company without Cause by reason of or after the occurrence of a Trigger Event (as defined in Section 2.4) which occurs on or after a Control Change Date.

(b) Executive shall be entitled to receive Termination Compensation (as described in Section 2.5) if during an Agreement Term, Executive's employment is terminated by the Company without Cause by reason of or after the occurrence of a Trigger Event (as defined in Section 2.4) which occurs within the 180 days immediately preceding a Control Change Date.

(c) Cause, means, for purposes of this Agreement, (i) willful and continued failure by the Executive to perform his duties as established by the Board of Directors of the Company; (ii) a material breach by the Executive of his fiduciary duties of loyalty or care to the Company; (iii) conviction of a felony; or (iv) willful, flagrant, deliberate and repeated infractions of material published policies and procedures of the Company of which the Executive has actual knowledge (the "Cause Exception"). If the Company desires to discharge the Executive under the Cause Exception, it shall give notice to the Executive as provided in Section 2.7 and the Executive shall have thirty (30) days after notice has been given to him in which to cure the reason for the Company's exercise of the Cause Exception. If the reason for the Company's exercise of the Cause Exception is timely cured by the Executive (as determined by a committee appointed by the Board of Directors), the Company's notice shall become null and void.

2.3 Voluntary Termination. Executive shall be entitled to receive Termination Compensation (as defined in Section 2.5) if a Change in Control occurs during an Agreement Term, and the Executive voluntarily terminates employment during an Agreement Term and within six (6) months following the occurrence of a Trigger Event.

2.4 Trigger Event. A Trigger Event means, for purposes of this Agreement, the occurrence of any one of the following events:

(a)
the failure by the Board to reelect or appoint the Executive to a position with duties, functions and responsibilities substantially equivalent to the position held by the Executive on the Control Change Date;

(b)	a material modification by the Board of the duties, functions responsibilities of the Executive without his consent;

(c)
the failure of the Company to permit the Executive to exercise such responsibilities as are consistent with the Executive's position and are of such a nature as are usually associated with such office of a corporation engaged in substantially the same business as the Company;

(d)
the Company requires the Executive to relocate his employment more than fifty (50) miles from his place of employment, without the consent of the Executive, excluding reasonably required business travel or temporary assignments for a reasonable period of time;

(e)	a reduction in Executive's compensation or benefits; or

(f)	the Company shall fail to make a payment when due to the Executive.

2.5 Termination Compensation. Termination Compensation equal to 2.00 times Executive's Base Period Income shall be paid in a single sum payment in cash or in common stock of the Company, at the election of the Executive. Payment of Termination Compensation to Executive shall be made on the later of the thirtieth (30th) business day after Executive's employment termination or the first day of the month following his employment termination.

2.6 Base Period Income. Executive's Base Period Income equals the sum of (i) his annual base salary as of Executive's termination date, and (ii) the greater of the average of any incentive bonus payable to Executive for the Company's last two completed fiscal years or the Executive's target bonus opportunity for the then current year under the Company's annual incentive plan.

2.7 Notice of Termination. Any termination by the Company under the Cause Exception or by the Executive after a Trigger Event shall be communicated by Notice of Termination to the other party hereto. A "Notice of Termination" shall be a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination.

ARTICLE 3
GROSS UP OF PAYMENTS

In the event that any amounts required to be paid or distributed to the Executive from the Company, whether pursuant to this agreement or any other arrangement or agreement, shall constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor statutory provision ("Excess Parachute Payments") and the aggregate of such parachute payments and any other amounts or property otherwise required to be paid or distributed to the Executive by the Company would cause the Executive to be subject to the excise tax on excess parachute payments under Section 4999 of the Code, or any successor or similar provision thereof, the Company shall pay to the Executive such additional amounts as are necessary so that, after taking into account any tax imposed by such Section 4999 or any successor statutory provision, on any Excess Parachute Payments, as well as on payments made pursuant to this sentence, and any federal or state income taxes payable as a result of any payments due to the Executive pursuant to this sentence, the Executive is in the same after-tax position the Executive would have been in if such Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this sentence.

ARTICLE 4
ATTORNEY'S FEES

In the event that the Executive incurs any attorney's fees in protecting or enforcing his rights under this Agreement, the Company shall reimburse the Executive for such reasonable attorneys' fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

ARTICLE 5
WELFARE BENEFIT PLAN EQUIVALENTS

5.1 Continuation of Coverage of Welfare Benefit Plans. If the Executive is entitled to receive Termination Compensation under this Agreement, the Company shall maintain in full force and effect for the continued benefit of Executive and his eligible dependents, for a period of thirty-six (36) months following the date of termination, each Welfare Benefit Plan in which the Executive was entitled to participate immediately prior to the date of termination, at the benefit levels then in effect with the Executive and the Company sharing the cost of coverage in the same manner as in effect upon the Control Change Date. In the event that the Executive's continued participation in any such plan is not permitted thereunder, then the Company shall provide the Executive and his eligible dependents a benefit substantially similar to and no less favorable than the benefit provided under such plan immediately prior to such termination of coverage and the cost to the executive shall not exceed the cost which the Executive would have incurred had participation in the plan been permitted. At the termination of any period of coverage provided above, the Executive shall have the option to have assigned to him, at no cost and no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to the Executive. In lieu of being provided with the benefits as described in the preceding sentence, the Executive may, at the Executive's election and sole discretion, require the Company to include in the Executive's Termination Compensation a lump sum amount equal to the value of the benefits described in the preceding sentence. Notwithstanding the foregoing or the provisions of Section 5.2 below, the Company shall not be obligated to continue the Executive's participation in the Simmons First Endorsement Split-Dollar Life Insurance Program or provide any alternative benefits to such program after termination of the Executive's employment, except as specifically provided pursuant to the terms of the program documents governing such program.

5.2 Optional Additional Continuation of Coverage. If the Executive is at least 55 years of age when he becomes entitled to receive Termination Compensation, then after the expiration of the period of extended coverage under the Welfare Benefit Plans as set forth in Section 5.1 above, the Company shall permit the Executive, at his option, to further continue participation in any Welfare Benefit Plan, if such Executive is not then eligible to participate in any other plan sponsored by the then current employer of the Executive or the Executive's spouse offering substantially similar benefits. The Executive's continued participation under this Section 5.2 shall (i) be at the sole cost and expense of the Executive, and (ii) shall terminate upon the earliest of (A) the Executive becoming eligible to participate in a plan sponsored by the current employer of the Executive or the Executive's spouse offering substantially similar benefits, (B) upon the date that the Executive is no longer eligible to participate in the Welfare Benefit Plan, or (C) the Executive and the executive's spouse becoming eligible for Medicare coverage. If the executive elects this continued coverage, the Company shall use its best efforts to cause the Welfare Benefit Plan to maintain the eligibility of the Executive to participate therein or make alternative arrangements to provide the Executive and his spouse coverage reasonably equivalent to that provided by the Welfare Benefit Plan at the equivalent cost to the Executive.

5.3 Welfare Benefit Plan. The term Welfare Benefit Plan as used in this Article 5 refers to any plan, fund or program as defined under Section 3(1) of the Employee Retirement Income Security Act ("ERISA"), which has been established and is maintained by the Company for the purpose of providing its employees or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, hospital care or benefits, or benefits in the event of sickness, accident, disability or death, provided that such term shall not include the Simmons First Endorsement Split-Dollar Life Insurance Program.

ARTICLE 6
MITIGATION OF PAYMENT

The Company and the Executive agree that, following the termination of employment by the Executive with Company, the Executive has no obligation to take any steps whatsoever to secure other employment and such failure by the Executive to search for or to find other employment upon termination from Company shall in no way impact the Executive's right to receive payment under any of the provisions of this Agreement.

ARTICLE 7
DECISIONS BY COMPANY; FACILITY OF PAYMENT

Any powers granted to the Board hereunder may be exercised by a committee, appointed by the Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement. If the Board or the committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or has died, then the Board or the committee, if it so elects, may direct that any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Board or committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Board or committee may deem proper. Any such payment shall be in complete discharge of the liability of the Company therefore.

ARTICLE 8
INDEMNIFICATION

The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of, or in connection with, his employment by the Company or membership on the Board; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under an indemnification insurance policy or the bylaws or charter of the Company or by agreement.

ARTICLE 9
SOURCE OF PAYMENTS; NO TRUST

The obligations of the Company to make payments hereunder shall constitute an unsecured liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE 10
SEVERABILITY

All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 11
ASSIGNMENT PROHIBITED

This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder. Any attempt to assign any rights or delegate any obligations under this Agreement shall be void.

ARTICLE 12
NO ATTACHMENT

Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 13
HEADINGS
The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 14
GOVERNING LAW

The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Arkansas, and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Arkansas, shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

ARTICLE 15
BINDING EFFECT

This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

ARTICLE 16
MERGER OR CONSOLIDATION

The Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the "Successor Corporation") unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

ARTICLE 17
ENTIRE AGREEMENT

This Agreement expresses the whole and entire agreement between the parties with referenced to the employment of the Executive and, as of the effective date hereof, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

ARTICLE 18
NOTICES

All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party:

(a) If to the Executive:
Robert A. Fehlman
903 Cara Jane Drive
Redfield, Arkansas 72132

(b) If to the Company:
Simmons First National Corporation
Attention: Chairman
501 Main Street
P. O. Box 7009
Pine Bluff, Arkansas 71611

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 18.

ARTICLE 19
MODIFICATION OF AGREEMENT

No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver of modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 19 may not be waived except as herein set forth.

ARTICLE 20
TAXES

To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by laws to be withheld from any payments made pursuant to the terms of this Agreement.

ARTICLE 21
RECITALS

The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXECUTIVE:

By:	/s/ Robert A. Fehlman
Robert A. Fehlman

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ J. Thomas May
J. Thomas May, Chairman and CEO